Exhibit 99.1

               Hyperthermia Offers a Beam of Hope amidst
                  Gloomy Progress in Cancer Therapy


    SALT LAKE CITY--(BUSINESS WIRE)--Dec. 27, 2007--BSD Medical Corp. (AMEX:BSM) today issued the following editorial comment:

    Deficiencies of Current Cancer Therapies

    Critics of the progress of America's 36-year-old "war on cancer" (declared during the Nixon administration) have pointed out that the much touted but slight decline in the rate of cancer deaths in recent years primarily reflects earlier detection and lifestyle changes rather than real improvements from cancer treatments. For example, earlier this month The Boston Globe ran an article entitled, "Critics blast slow progress on cancer," noting that "a growing number of patient advocates and researchers say they are discouraged by continuing slow progress." The article quotes Nancy Brinker (founder of Susan G. Koman for Cure, which focuses on breast cancer) saying that she "has never been as worried about the nation's commitment to the war on cancer." Compared to heart disease, which has become 50% less lethal since the early 1970s, the progress in reducing cancer deaths is abysmal. Cancer is expected to kill 560,000 Americans this year.

    The traditional tools for treating cancer are surgery, radiation and chemotherapy. However, with all of the efforts to advance and perfect these tools, real progress in reducing the cancer death rate remains relatively slow. Breakthroughs have been painfully long in coming, and have often been disappointing. Cancer is on a path to rather quickly replace heart disease as the leading cause of death. If a major reduction in the rate of cancer deaths is to be achieved, substantially better results from the tools used to treat cancer will be necessary.

    Overcoming Treatment Impediments with Hyperthermia Therapy

    Hyperthermia is a cancer therapy that has been developed for the express purposes of overcoming some of the most important clinical impediments that handicap the traditional tools for treating cancer. This therapy adds heat as a component to the cancer treatment, creating biological responses that are significant in the objective of improving results from other cancer therapies.

    Hyperthermia therapy is administered to the cancer using a non-ionizing form of radiation such as radiofrequency or microwave energy. In practical terms this creates a precisely delivered high fever in the tumor. In phase III clinical trials, when hyperthermia therapy was added to radiation therapy, significant improvements have been reported for certain tumors, approximately doubling the rate of tumor response for some cancers. To understand the biological responses from treating cancer with heat and their importance in improving treatment results, it is necessary to understand some of the key impediments confronting the traditional cancer therapies.

    Cancerous tumors are notoriously resistant to radiation therapy due to poor oxygenation of the cancer. As cancer cells multiply, they outgrow the body's capacity to form blood vessels rapidly enough to deliver the required oxygen and nutrients to cancer cells. While the effectiveness of radiation therapy relies heavily upon adequate oxygen presence in the tumor to create the oxygen radicals needed to attack cancer cell DNA, cancerous tumors tend to be oxygen depleted (hypoxic).

    Hyperthermia therapy increases blood circulation in tumors as the body's natural response to the stimulus of heat. As noted, increasing the presence of oxygen-bearing blood in tumor tissue is critical for making ionizing radiation treatments more effective. In addition to assisting the effectiveness of radiation treatments through better tumor oxygenation, hyperthermia therapy acts to create an accumulation of proteins in the cell nucleus that bind to the nuclear matrix, disrupting the repair of radiation-induced DNA damage. Hyperthermia also attacks cancer cells directly by damaging the plasma membrane, cytoskeleton and the cell nucleus. Further, hyperthermia therapy attacks acidic cancer cells that are the byproduct of poor blood flow, disrupting the stability of their cellular proteins and killing them.

    The absorption of chemotherapy drugs by tumors is often impeded by poor blood flow to and within the cancerous tissue. To help in transcending this impediment, hyperthermia therapy is being studied clinically to determine the affect of increased tumor blood flow on improving uptake of chemotherapy drugs in tumor tissues. Research is also evaluating whether hyperthermia may support drug delivery by disassembling the cytoskeleton, which may enlarge the tumor pores and allow easier drug entry.

    Larger tumors are particularly difficult to remove through surgery with clean margins that do not leave cancer cells behind. Cancer cells not removed during surgery can continue to grow and spread in the body. The Boston Globe article observes that the traditional therapies offer little to help shrink cancerous tumors. However, clinical studies have shown that when tumors are treated with hyperthermia therapy and radiation therapy, they tend to shrink, sometimes dramatically.

    About BSD Medical Corporation

    BSD Medical is the world's leading developer of systems used to deliver precision-focused hyperthermia therapy for the treatment of cancer. BSD Medical's systems have been designed to treat solid tumors located both superficially and deep in the body. The BSD-2000, used to treat deep cancers, has been submitted to the U.S. FDA seeking approval. For further information, visit BSD Medical's website at www.BSDMedical.com or the patient website at www.treatwithheat.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.


    CONTACT: BSD Medical Corporation
             Hyrum A. Mead, 801-972-5555
             Fax: 801-972-5930
             investor@bsdmc.com